Exhibit 10.10
Levi Strauss & Co.
STOCK APPRECIATION RIGHT GRANT NOTICE
(2019 EQUITY INCENTIVE PLAN)
Levi Strauss & Co. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Stock Appreciation Right covering the number of Class A Common Stock equivalents (the “Stock Appreciation Rights”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Stock Appreciation Right Grant Notice”), in the data privacy notice(s) applicable to Participant available at [link], and in the Plan and the Stock Appreciation Right Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in this Stock Appreciation Right Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.
Participant:    #ParticipantName#
Employee ID:    #EmployeeID#
Date of Grant:    #GrantDate#
Grant ID:    #ClientGrantID#
Number of Stock Appreciation Rights:    #QuantityGranted#
Strike Price (Fair Market Value on Date of Grant):    $#GrantPrice#
Expiration Date:    #ExpirationDate#

Vesting Schedule:     Vests according to the following schedule, subject to Participant's Continuous Service through each such vesting date.

Vest Dates	Vest Quantity
#VestDate_1+C#	#VestQty_1+C#
#VestDate_2+C#	#VestQty_2+C#
#VestDate_3+C#	#VestQty_3+C#
#VestDate_4+C#	#VestQty_4+C#

    VESTING DURING SEVERANCE PERIOD. If Participant is eligible for severance under a Company severance plan that provides for continued vesting in connection with a termination of employment, then the terms of such Company severance plan with respect to continued vesting and exercisability shall apply.

    RETIREMENT. In the event of Participant’s Retirement (as defined below) that occurs at least six (6) months after the Date of Grant set forth above, Participant’s Award will continue to vest as if Participant had remained in Continuous Service through the vesting date(s) set forth above.

     “Retirement” shall mean Participant’s termination of Continuous Service for any reason (other than due to Participant’s misconduct as determined by the Company in its sole discretion) after Participant has (i) attained age sixty (60) and completed at least five (5) years of Continuous Service or (ii) attained age fifty-five (55) and completed at least ten (10) years of Continuous Service.

    DISABILITY OR DEATH. In the event Participant separates from service due to Disability or death, Participant will receive full vesting acceleration of Participant’s Award.

Exhibit 10.10

Issuance Schedule:    Subject to any Capitalization Adjustment, the amount payable upon exercise of each vested Award (whether paid in shares of Class A Common Stock or the cash equivalent) shall have a value equal to the excess of (i) the Fair Market Value per share of Class A Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Class A Common Stock on the date of grant of the Award (as indicated in your Grant Notice).

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Appreciation Right Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Appreciation Right Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Class A Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) stock appreciation rights or options previously granted and delivered to Participant, (ii) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.
By accepting this Award, Participant acknowledges having received and read the Stock Appreciation Right Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
This Stock Appreciation Right Grant Notice may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same document.
Deemed Acceptance: If Participant does not affirmatively reject this Award in writing within thirty (30) days following the Date of Grant, Participant shall be deemed to have accepted this Award and agreed to all terms and conditions set forth in this Stock Appreciation Right Grant Notice, the Award Agreement, and the Plan. To reject this Award, Participant must provide written notice of rejection to [email] within such thirty (30) day period
Levi Strauss & Co.    Participant

By:
    Signature    Signature
Title: President & CEO        Date: #AcceptanceDate#
Date: #GrantDate#
Attachments:     Attachment I: Award Agreement; Attachment II: Plan

Exhibit 10.10
Attachment I
Levi Strauss & Co.
2019 Equity Incentive Plan
Stock Appreciation right Award Agreement

Pursuant to the Stock Appreciation Right Grant Notice (the “Grant Notice”) and this Stock Appreciation Right Award Agreement (the “Agreement”), Levi Strauss & Co. (the “Company”) has awarded you (“Participant”) a Stock Appreciation Right Award (the “Award”) pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”) for the number of Stock Appreciation Rights indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.Grant of the Award. This Award represents the right to be issued upon exercise of each vested Award shares of Class A Common Stock with a value equal to the excess of (i) the Fair Market Value per share of Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Common Stock on the date of grant of the Award (subject to any adjustment under Section 4 below) as indicated in the Grant Notice. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Class A Common Stock, in part or in full satisfaction of the delivery of Class A Common Stock in connection with the vesting and exercise of the Stock Appreciation Rights, and, to the extent applicable, references in this Agreement and the Grant Notice to Class A Common Stock issuable in connection with your Stock Appreciation Rights will include the potential issuance of its cash equivalent pursuant to such right. This Award was granted in consideration of your services to the Company.
2.Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Except as provided in the Grant Notice, vesting will cease upon the termination of your Continuous Service and the Stock Appreciation Rights that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Class A Common Stock to be issued in respect of such portion of the Award. Only the vested portion of your Award shall be exercisable.
3.Term. You may not exercise your Award before the commencement or after the expiration of its term. The term of your Award commences on the Date of Grant and expires upon the earliest of the following:
(a)immediately upon the termination of your Continuous Service for Cause;
(b)three (3) months after the termination of your Continuous Service for any reason other than Cause or your Retirement, Disability, death, or, if applicable, the end of the severance period provided in the Grant Notice; provided, however, that if during any part of such three (3) month period your Award is not exercisable solely because of a condition set forth in Section 5, your Award shall instead expire upon the earlier of
(i)the Expiration Date, or

Exhibit 10.10
(ii)following the lapse of any condition set forth in Section 5, the date it has been exercisable for three (3) aggregate months following the termination of your Continuous Service or, if applicable, the end of the severance period provided in the Grant Notice;
(c)eighteen (18) months after the termination of your Continuous Service due to your Disability or Retirement that does not qualify for continued vesting under the Grant Notice;
(d)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
(e)the Expiration Date indicated in your Grant Notice; or
(f)the day before the tenth (10th) anniversary of the Date of Grant.
4.Number of Stock Appreciation Rights. The number of Stock Appreciation Rights subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Stock Appreciation Rights, shares, cash or other property that becomes subject to the Award pursuant to this Section 4, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Appreciation Rights and shares covered by your Award. Notwithstanding the provisions of this Section 4, no fractional shares or rights for fractional shares of Class A Common Stock shall be created pursuant to this Section 4. Any fraction of a share will be rounded down to the nearest whole share.
5.Securities Law Compliance. You may not be issued any Class A Common Stock under your Award unless the shares of Class A Common Stock underlying the Stock Appreciation Rights are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Class A Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
6.Transfer Restrictions. Prior to the time that shares of Class A Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 6. For example, you may not use shares that may be issued in respect of your Stock Appreciation Rights as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested, exercised Stock Appreciation Rights.
(a)Death. Except as otherwise provided in the Plan, your Award is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.
(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Class A Common Stock or other consideration hereunder, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to

Exhibit 10.10
discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
7.Exercise. You may exercise the vested portion of your Award during its term by delivering a notice of exercise in accordance with such procedures as the Company may designate, together with such additional documents as the Company may then require.
8.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Class A Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
9.Restrictive Legends. The shares of Class A Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.
10.Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
11.Award not a Service Contract.
(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company or an Affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one (1) or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “Reorganization”). You acknowledge and agree that such a Reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a Reorganization.

Exhibit 10.10
12.Withholding Obligation.
(a)Upon exercise of your Stock Appreciation Rights, and on or before the time you receive a distribution of the shares of Class A Common Stock in respect of your Stock Appreciation Rights, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Class A Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligation”).
(b)By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Stock Appreciation Rights by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding shares of Class A Common Stock from the shares of Class A Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Class A Common Stock are issued to you) equal to the amount of such Withholding Obligation; provided, however, that the number of such shares of Class A Common Stock so withheld will not exceed the amount necessary to satisfy the Withholding Obligation using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Stock Appreciation Rights to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Class A Common Stock or any other consideration pursuant to this Award.
(c)In the event the Withholding Obligation arises prior to the delivery to you of Class A Common Stock or it is determined after the delivery of Class A Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
13.Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You

Exhibit 10.10
understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
14.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15.Notices. Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
16.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
17.Miscellaneous.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one (1) or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)This Agreement shall be governed by the laws of Delaware, without regard to principles of conflict of laws of such state, and shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Exhibit 10.10
18.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, the Levi Strauss & Co. Amended and Restated Policy for Recoupment of Incentive Compensation, as amended from time to time, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law (collectively, the “Clawback Policy”), which Clawback Policy shall apply and be deemed incorporated herein to the extent applicable. No recovery of compensation under such a Clawback Policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
19.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
20.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
21.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain "window" periods and the Company's insider trading policy, in effect from time to time.
22.Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
23.Compliance with Section 409A of the Code. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities

Exhibit 10.10
herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one (1) day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). A termination of Continuous Service or a “Termination Date” (as defined under a Company severance plan) shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of Continuous Service or a Termination Date, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the payment therefor prior to a “separation from service” would violate Section 409A of the Code. For purposes of any provision of this Plan relating to any such payments or benefits, references to a “termination,” “termination of Continuous Service,” “Termination Date” or like terms shall mean “separation from service.”
* * * * *

Exhibit 10.10
Attachment II
Levi Strauss & Co.
2019 Equity Incentive Plan